Exhibit (a)(1)(xxxvii)
VOLUNTARY CONDITIONAL CASH OFFER
by
Singapore Technologies Semiconductors Pte Ltd
(Incorporated in Singapore)
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Incorporated in Singapore)
(Co. Reg. No.: 197401143C)
for
STATS ChipPAC Ltd.
(Incorporated in Singapore)
(Co. Reg. No.: 199407932D)
Financial adviser to Singapore Technologies Semiconductors Pte Ltd
Goldman Sachs (Singapore) Pte.
(Incorporated in Singapore)
(Co. Reg. No.: 198602165W)

Cautionary Note: This announcement does not constitute an offer to purchase any securities. The Offer (as defined herein) is being made only pursuant to an Offer to Purchase and related acceptance forms, and is being made to, inter alia, all holders of ordinary shares, ADSs and certain convertible notes of STATS ChipPAC Ltd., subject to compliance with applicable laws. Holders of such securities are advised to read all documents relating to the Offer that are filed with SGX-ST and the SEC, because they contain important information. Copies of the Offer to Purchase and other documents relating to the Offer are available on the website of SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.
DISCLOSURE OF DEALINGS
1.	INTRODUCTION

Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) refers to the Offer to Purchase dated 16 March 2007 (the “Offer to Purchase”) issued by Singapore Technologies Semiconductors Pte Ltd (the “Offeror”), containing the terms of the voluntary conditional cash offer (the “Offer”) by the Offeror for, inter alia, all issued ordinary shares (“Ordinary Shares”) in the share capital of STATS ChipPAC Ltd. (“STATS

ChipPAC”) and American Depositary Shares (“ADSs”) of STATS ChipPAC, each of which represents ten Ordinary Shares.

Unless otherwise defined herein, all terms and references used in this Announcement are defined or construed in the Offer to Purchase.

2.	DEALINGS

Pursuant to Rule 12.1 of the Singapore Code on Take-overs and Mergers, the Offeror wishes to announce that:
(a)	on 13 April 2007, Ms. Chiam Fong Sin, a party deemed to be acting in concert with the Offeror, sold Ordinary Shares on Singapore Exchange Securities Trading Limited (“SGX-ST”)[1]; and

(b)	on or about 10 April 2007, Ms. Jennifer Fan, a party deemed to be acting in concert with the Offeror, sold Ordinary Shares on SGX-ST1,
(collectively, the “Disposals”), the details of which are as follows:

Number of Ordinary Shares sold by Ms. Chiam Fong Sin at S$1.83[2] per Ordinary Share[1]	1,000
Number of Ordinary Shares sold by Ms. Jennifer Fan at above S$1.75 per Ordinary Share[1]	1,000
Total number of Ordinary Shares sold	2,000
Total number of Ordinary Shares sold as a percentage of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)[3]	n.m.	[4]
3.	CURRENT SHAREHOLDING INTERESTS OF THE OFFEROR

		Percentage of the
		issued Ordinary
		Shares (including
		Ordinary Shares
	Number of	represented by
	Ordinary Shares	ADSs)[3]
Ordinary Shares (including Ordinary Shares represented by ADSs) owned by the Offeror as at 1 March 2007 (the “Offer Announcement Date”)	712,228,050	35.2%
Ordinary Shares owned by parties	182,000	0.01%

[1]	Information relating to the Ordinary Share owned, acquired, agreed to be acquired or sold by parties acting or deemed to be acting in concert with the Offeror as disclosed in this Announcement is to the best knowledge and belief of the Offeror.

[2]	Excluding brokerage fee, clearing fee and other applicable tax.

[3]	Unless otherwise stated, all references in this Announcement to “the issued Ordinary Shares (including Ordinary Shares represented by ADSs)” are based on 2,022,141,283 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 24 April 2007.

[4]	Not meaningful.

		Percentage of the
		issued Ordinary
		Shares (including
		Ordinary Shares
	Number of	represented by
	Ordinary Shares	ADSs)[3]
acting or deemed to be acting in concert with the Offeror as at the Offer Announcement Date[1]
Ordinary Shares sold by Ms. Chiam Fong Sin on 13 April 2007[1]	(1,000)	n.m. [4]
Ordinary Shares sold by Ms. Jennifer Fan on or about 10 April 2007[1]	(1,000)	n.m. [4]
Ordinary Shares (including Ordinary Shares represented by ADSs) acquired or agreed to be acquired by the Offeror pursuant to acceptances of the Offer that are received up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 25 April 2007	745,207,139	36.9%
Total number of issued Ordinary Shares (including Ordinary Shares represented by ADSs)[5]	1,457,483,189	72.1%
Accordingly, following the Disposals, as at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 25 April 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror owned, controlled or have agreed to acquire an aggregate of 1,457,483,189 Ordinary Shares (including Ordinary Shares represented by ADSs), representing approximately 72.1 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)[3].

4.	RESPONSIBILITY STATEMENT

The directors of the Offeror (including any who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly. Where any information has been extracted or reproduced from published or publicly available sources (including, without limitation, in relation to STATS ChipPAC), the sole responsibility of the directors of the Offeror has been to ensure through reasonable enquires that such information is accurately

[5]	For the purposes of arriving at this number, we have not double-counted the 132,000 Ordinary Shares tendered in acceptance of the Offer by parties deemed to be acting in concert with the Offeror up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 25 April 2007, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs). Such Ordinary Shares were held by these parties as at the Offer Announcement Date and are included in the 182,000 Ordinary Shares set out in the table under paragraph 3 of this Announcement.

extracted from such sources or, as the case may be, reflected or reproduced in this Announcement.

Issued by
Goldman Sachs (Singapore) Pte.

For and on behalf of
Singapore Technologies Semiconductors Pte Ltd

25 April 2007

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